    As filed with the Securities and Exchange Commission on November 16, 2001
                                                    Registration No. 333-_______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                        CarrAmerica Realty Corporation
            (Exact name of registrant as specified in its charter)

            MARYLAND                                           52-1796339
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)


                        1850 K Street, N.W., Suite 500
                            Washington, D.C.  20006
                                (202) 729-7500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           ________________________

      Agent for Service:                                     Copies to:
      -----------------                                      ---------
    Linda A. Madrid, Esq.                           J. Warren Gorrell, Jr., Esq.
       General Counsel                                   David W. Bonser, Esq.
CarrAmerica Realty Corporation                          Hogan & Hartson L.L.P.
1850 K Street, N.W., Suite 500                       555 Thirteenth  Street, N.W.
   Washington, D.C.  20006                           Washington, D.C.  20004-1109
        (202) 729-7500                                     (202) 637-5600

                           ________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]


____________________________________________________________________________________________________________________________

                                                  CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                Proposed Maximum      Proposed Maximum
                                                                 Offering Price      Aggregate Offering         Amount of
                                         Number of Shares         Per Share(1)            Price(l)          Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share.............................         19,403,417               $28.80             $558,818,410            $139,705

============================================================================================================================

(1) Based on the average of the high and low sale price on the New York Stock Exchange on November 12, 2001 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

********************************************************************************
The information in this prospectus is not complete and may be changed. The selling stockholder identified herein may not sell the securities covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such an offer or sale is not permitted.
********************************************************************************




                  Subject to Completion, dated November 16, 2001


PROSPECTUS




________________________________________________________________________________

                               19,403,417 Shares

                         CarrAmerica Realty Corporation

                                  Common Stock
________________________________________________________________________________


     This prospectus relates to the public offering from time to time of up to 19,403,417 shares of our common stock by Security Capital Group Incorporated and its affiliates (collectively "Security Capital"). As of November 14, 2001 Security Capital owned approximately 46.9% of our outstanding common stock. We are registering these shares for offer and sale as required under the terms of a registration rights agreement between Security Capital and us. Our registration of the offered shares does not mean that Security Capital will offer or sell any of the shares. We will receive no proceeds of any sales of the offered shares by Security Capital.

     Security Capital may sell shares to or through underwriters, and also to other purchasers or through agents. Goldman, Sachs & Co. may be one of such underwriters. The names of the underwriters will be set forth in the accompanying prospectus supplement.














    Our common stock is listed on the New York Stock Exchange and traded under the symbol "CRE."




________________________________________________________________________________

     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________________________________________________________________

                 The date of this prospectus is ______ __, 2001

                               TABLE OF CONTENTS

                                                     Page
                                                     ----
About the Company..................................     2
Risk Factors.......................................     2
About this Prospectus..............................     2
Where to Find More Information.....................     3
Special Note Regarding Forward-Looking Statements..     4
Use of Proceeds....................................     5
Description of Common Stock........................     5
The Selling Stockholder............................     7
Plan of Distribution...............................     9
Experts............................................    10
Legal Matters......................................    10

________________________________________________________________________________

     In this prospectus, "the Company," "we," "us," and "our" refer to CarrAmerica Realty Corporation.

     You should rely only on the information contained in this document or other information that we incorporate by reference in deciding whether to invest in the stock covered by this prospectus. We have not authorized anyone else to provide you with different information. The stockholder selling shares of stock with this prospectus may not make an offer to sell the shares covered by this prospectus in any state where the offer is not permitted.

                               ABOUT THE COMPANY

     We are a fully integrated, self-administered and self-managed publicly traded real estate investment trust (REIT), and focus primarily on the acquisition, development, ownership and operation of office properties located primarily in selected markets across the United States. As of September 30, 2001, we owned, directly or through joint ventures, interests in a portfolio of 288 operating office properties.

Recent Development

     On November 15, 2001, we agreed to repurchase from Security Capital 9,200,000 shares of our common stock, par value $.01 per share, at a price of $28.85 per share. The aggregate purchase price of approximately $265.4 million is payable in cash, which we intend to fund by drawing on our $500 million unsecured credit facility with J.P. Morgan Chase, as agent for a group of banks. As of September 30, 2001, we had $384.1 million available for borrowing under the line. The purchase is expected to be consummated on November 19, 2001.


                                 RISK FACTORS

          See "Risk Factors" beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2000 for a discussion of material risks associated with an investment in our company.


                             ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

          This prospectus provides you with a general description of the offered shares of common stock. Each time the selling stockholder sells any of these offered shares, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where to Find More Information."


                        WHERE TO FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available on the SEC's website at http://www.sec.gov and through the CarrAmerica Realty Corporation website at http://www.CarrAmerica.com.

          The SEC allows us to "incorporate by reference" in this prospectus information from other documents filed with the SEC, which means that we may disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all of the shares covered by this prospectus:

          o  Our Annual Report on Form 10-K for the year ended December 31,
             2000;

          o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001;

          o Our Current Reports on Form 8-K filed with the SEC on February 2, May 4, August 3, September 26, November 2, and November 16, 2001; and

          o The description of the CarrAmerica Realty Corporation common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 3, 1993.

          We will provide a copy of any of these filings (excluding exhibits) to each person to whom a copy of this prospectus is delivered at no cost, upon written or oral request to:

          CarrAmerica Realty Corporation
          1850 K Street, N.W., Suite 500
          Washington, D.C. 20006
          Attention:  Corporate Secretary
          Telephone:  202/729-7500

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, and in the documents incorporated by reference in this prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

        o National and local economic, business and real estate conditions that will, among other things, affect:
                o  demand for office properties,
                o the ability of the general economy to recover timely from the current economic downturn,
                o  availability and creditworthiness of tenants,
                o  the level of lease rents, and
                o  the availability of financing for both our tenants and us;
        o Adverse changes in the real estate markets including, among other things:
                o  competition with other companies, and
                o risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget);
        o Actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;
        o Our ability to maintain our status as a REIT for federal income tax purposes;
        o  Governmental actions and initiatives; and
        o  Environmental/safety requirements.

          For a further discussion of these and other factors that could impact our future results, performance, achievements or transactions, see the documents filed by us from time to time with the SEC, and in particular the section titled "Risk Factors" beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2000.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stock covered by this prospectus.


                          DESCRIPTION OF COMMON STOCK

General

     We are authorized to issue 180,000,000 shares of common stock. The outstanding common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights. At November 14, 2001, there were 61,030,442 shares of common stock outstanding.

     Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange (the NYSE).

     Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of preferred stock, holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the common stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of preferred stock. Holders of common stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares of common stock present and voting thereon.

Advance Notice of Director Nominations and New Business

     The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Restrictions on Transfer

     Ownership Limits. Our Articles of Incorporation contain certain restrictions on the number of shares of common stock that individual shareholders may own. For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first REIT year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we intend to maintain our qualification as a REIT, our Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including common stock, intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, through either actual ownership or deemed ownership by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of common stock (the "Common

Stock Ownership Limit") or (B) 5% of any class or series of Preferred Stock (the "Preferred Stock Ownership Limit"). (The Common Stock Ownership Limit and the Preferred Stock Ownership Limit, together with the Existing Holder Limit, the Special Shareholder Limit and the Non-U.S. Shareholder Limit, each as defined below, are referred to collectively herein as the "Ownership Limits.") Certain stockholders, including Clark Enterprises Inc., The Oliver Carr Company, Oliver
T. Carr, Jr. and A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). Furthermore, Security Capital and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 45% of the outstanding shares of common stock and 45% of the outstanding shares of each class or series of preferred stock (the "Special Shareholder Limit"). Security Capital's ownership interest may be permitted to exceed 45% to the extent that such increase occurs as a result of stock repurchases by us (as opposed to direct purchases by Security Capital). Notwithstanding the Special Shareholder Limit, Security Capital has entered into an agreement with the Company limiting Security Capital's ownership interest to 37.44% (on a fully-diluted basis). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five or fewer beneficial owners of capital stock (determined taking into account the relevant attribution provisions of the Code) who are treated as "individuals" for purposes of relevant provisions of the Code to own in the aggregate more than 50% in value of the outstanding capital stock.

     In addition to the above restrictions on ownership of our shares of capital stock, in order to assist us in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder, as defined below, from acquiring additional shares of our capital stock if, as a result of such acquisition, we would fail to qualify as a "domestically controlled REIT" ("Non-U.S. Shareholder Limit"). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder.

     The Board of Directors may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five or fewer beneficial owners of capital stock (determined taking into account the relevant attribution provisions of the Code) who are treated as "individuals" for purposes of relevant provisions of the Code could own in the aggregate more than 49.5% in value of our outstanding capital stock. The Board of Directors, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize our status as a REIT.

     Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of our capital stock purports to transfer shares to a person or there is a change in our capital structure and either the transfer or the change in capital structure would result in our failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable Ownership Limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares will have no right to receive dividends or other distributions with respect to such shares and will have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by us that the shares have been transferred to a trust will be paid by the purported transferee upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee will designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee will receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, or (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

     All certificates representing common stock will bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of common stock must file a written notice with us containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder upon demand is required to disclose to us in writing such information as we may request in good faith in order to confirm our status as a REIT.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is EquiServe Trust Company, N.A.


                            THE SELLING STOCKHOLDER

     Security Capital, including its affiliates, permitted pledgees, transferees, or other successors in interest, may from time to time offer and sell any or all of the shares of common stock offered by this prospectus. The registration of the shares offered hereby does not necessarily mean that Security Capital will sell any or all of the shares.

     As of November 14, 2001, Security Capital beneficially owned 28,603,417 shares of our common stock, representing approximately 46.9% of our outstanding common stock at that time. On November 15, 2001, we agreed to repurchase from Security Capital 9,200,000 shares of our common stock. After giving effect to the repurchase, Security Capital will own 19,403,417 shares of our common stock, or approximately 37.4% of our outstanding common stock. All of such shares are available for resale under this prospectus. Since Security Capital may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by Security Capital or that will be owned by Security Capital upon completion of the offering.

Material Relationships with Security Capital

     Set forth below are the material relationships between us and Security Capital during the past three years:

Stockholders Agreement

     In connection with the original investment by Security Capital U.S. Realty in our company in 1996, we entered into a stockholders agreement with Security Capital U.S. Realty pursuant to which we granted it certain rights relating to our management and operations and its ownership interest in us. Security Capital assumed these rights and obligations in January 2001 in connection with a merger of Security Capital U.S. Realty with and into Security Capital. The rights include:

        (1)  Board of Directors Representation. So long as Security Capital owns
        ---  ---------------------------------
             at least 25% of the value of the outstanding shares of our common stock on a fully-diluted basis, Security Capital has the right to nominate for election to our Board of Directors that number of directors so that the percentage of the total number of directors that are Security Capital nominees corresponds to the percentage of our common stock then owned by Security Capital on a fully-diluted basis (but in no event more than 40% of the members of the Board of Directors). Currently William D. Sanders, C. Ronald Blankenship and Caroline S. McBride serve on our Board of Directors as designees of Security Capital. Security Capital also has the right to have one of its designees serve on certain committees of our Board of Directors.

        (2)  Information Rights. So long as Security Capital owns at least 25%
        ---  ------------------
             of the value of the outstanding shares of our common stock on a fully-diluted basis, we have an obligation, among other things:

             o to provide Security Capital with certain monthly reports and financial statements and periodic securities filings,
             o to comply with our reporting obligations under the Securities and Exchange Act of 1934, as amended, and provide Security Capital with the opportunity to review such filings, and
             o to consult with a designee of Security Capital, prior to seeking Board of Directors approval, in connection with proposals relating to:

                (a) acquisitions or business combinations valued in excess of $25 million,
                (b) sale or disposition of assets valued in excess of $25 million,
                (c) the incurrence or issuance of indebtedness or guarantees or other financing arrangements in excess of $25 million,
                (d)  our annual operating budget,
                (e)  material changes in our executive management,
                (f) new material agreements with members of our executive management, and
                (g)  certain equity issuances by us or any of our subsidiaries.

        (3)  Limitations on Corporate Actions--REIT Status. So long as Security
        ---  ---------------------------------------------
             Capital owns at least 25% of the value of the outstanding shares of our common stock on a fully-diluted basis and the standstill provisions of the stockholders agreement (as described below) are still in effect, we may not take certain actions, including actions relating to our level of indebtedness or interests in businesses other than the ownership of commercial office properties, or other actions that could prevent us from being treated as a REIT for federal income tax purposes.

        (4)  Participation Rights. So long as Security Capital owns at least 25%
        ---  --------------------
             of the value of the outstanding shares of our common stock on a fully-diluted basis, if we or a subsidiary of ours with more than $200 million in assets issues or sells shares of its capital stock or partnership interests, as the case may be, Security Capital is entitled to purchase or subscribe for up to 30% (or up to 35% in order to retain an ownership percentage at least equal to 25%) of any such issuance or sale.

        (5)  Standstill Provisions. The stockholders agreement contains certain
        ---  ---------------------
             standstill provisions that expire on April 30, 2003, subject to earlier termination in certain circumstances and subject to automatic one-year extensions unless Security Capital provides 270 days written notice prior to any such extension terminating the standstill provisions. The provisions restrict Security Capital, or any group of which it is a member, subject to certain exceptions, from acquiring or disposing of our common stock or otherwise seeking to enter into a business combination with, or disposition of, us or our assets.

        (6)  Noncompete. Security Capital has agreed that, so long as it owns at
        ---  ----------
             least 25% of the value of the outstanding shares of our common stock on a fully-diluted basis, it will not own, develop or otherwise acquire office property in the United States other than through us, subject to certain exceptions.

Registration Rights Agreement

     We have also entered into a registration rights agreement with Security Capital pursuant to which Security Capital has requested this registration of all of its shares of common stock. The registration rights agreement generally contains other terms customary to registration rights agreements of its type, including indemnification provisions.

Stock Repurchase

     On November 15, 2001, we agreed to repurchase from Security Capital 9,200,000 shares of our common stock, par value $.01 per share, at a price of $28.85 per share. The aggregate purchase price of approximately $265.4 million is payable in cash, which we intend to fund by drawing on our $500 million unsecured credit facility with J.P. Morgan Chase, as agent for a group of banks. The purchase is expected to be consummated on November 19, 2001. After giving effect to the repurchase, Security Capital will own approximately 37.4% of our outstanding common stock.


                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of common stock by Security Capital. Security Capital may sell common stock directly or though broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. Underwriters for an offering of common stock pursuant to this prospectus may include Goldman, Sachs & Co.

      Common stock may be sold from time to time by Security Capital or by its permitted pledgees, transferees or other successors in interest to Security Capital. The distribution of the common stock may be effected in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker's transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices for cash or other consideration. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by Security Capital in connection with such sales. Additionally, Security Capital may issue common stock upon conversion or exchange of convertible or exchangeable securities issued by Security Capital or in satisfaction of options or short sales of shares.

     The aggregate proceeds to Security Capital from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. Security Capital and any dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific number of shares of common stock to be sold, the names of the selling shareholders, if other than Security Capital, purchase price, public offering price, the terms upon which such securities may be issued, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in any accompanying prospectus supplement.

     Pursuant to the registration rights agreement with Security Capital, Security Capital is obligated to pay all costs and expenses incurred in connection with the registration of the offered shares, including, without limitation, all registration, filing and stock exchange or NASD fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, messenger and delivery expenses, any fees and disbursements of the counsel retained by Security Capital, any fees and disbursements of underwriters customarily paid by sellers of securities who are not issuers of such securities and all underwriting discounts and commissions and transfer taxes, if any, and any premiums and other costs of policies of insurance obtained by Security Capital against liabilities arising out of the offering of securities pursuant hereto. We will pay all fees and disbursements of counsel and independent public accountants retained by us, incurred in connection with the registration under the Securities Act of 1933, as amended, of the offering made hereby and any premiums and other costs of insurance policies obtained by us against liabilities arising out of the sale of securities. We have also agreed to indemnify Security Capital against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments Security Capital may be required to make in respect thereof.



                                    EXPERTS

          Our consolidated financial statements and schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended September 30, 2001 and 2000, June 30, 2001 and 2000 and March 31, 2001 and 2000 incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

     The legality of the securities offered hereby and the qualification of CarrAmerica Realty Corporation as a REIT for federal income tax purposes have been passed upon for us by Hogan & Hartson L.L.P. If any portion of the offered shares is distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any underwriters or agents by counsel for such underwriters or agents identified in the applicable prospectus supplement.

------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CarrAmerica Realty Corporation or Security Capital. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the offered shares in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of CarrAmerica Realty Corporation since the date hereof.


------------------------------------------------------------------------------



                               19,403,417 Shares

                        CarrAmerica Realty Corporation
                                 Common Stock

                        ------------------------------

                                  PROSPECTUS

                        ------------------------------


                             ___________  __, 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the shares of CarrAmerica Realty Corporation common stock, are as follows:

     Registration Fee - Securities and Exchange Commission    $ 139,705 (1)
     Legal Fees and Expenses                                     50,000
     Accounting Fees and Expenses                                25,000
     Printing Fees                                               10,000 (1)
     Miscellaneous                                                5,295 (2)
     Total                                                      230,000

_______________
(1)  To be paid by Security Capital Group Incorporated.
(2)  To be paid by both the Registrant and Security Capital Group Incorporated.

Item 15. Indemnification of Officers and Directors.

     CarrAmerica Realty Corporation's officers and directors are and will be indemnified under Maryland law and under the charter and by-laws of the company. The charter requires the company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The by-laws require the company to indemnify, to the fullest extent permitted under Section 2-418 of the Maryland General Corporation Law as in effect from time to time, any person who is or was, or is the personal representative of a deceased person who was, a director or officer of CarrAmerica Realty Corporation against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities; provided, that, unless applicable law otherwise requires, indemnification shall be contingent upon a determination, by the Board of Directors of CarrAmerica Realty Corporation by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board of Directors in which the designated directors who are parties may participate or by special legal counsel selected by and if directed by the Board of Directors as set forth above, that indemnification is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct prescribed by Section 2-418(b) of the Maryland General Corporation Law.

     In addition, CarrAmerica Realty Corporation's charter provides that, to the fullest extent permitted under Maryland law, directors and officers of the company will not be liable to the company and its stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that
(i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Item 16. Exhibits.



Exhibit
Number                     Description of Exhibit
------                     ----------------------

   3.1       Articles of Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty
             Corporation (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of
             CarrAmerica Realty Corporation for the quarter ended March 31, 1996)
   3.2       Articles Supplementary Relating to Series A Cumulative Convertible Redeemable Preferred Stock
             dated October 24, 1996 (incorporated by reference to Exhibit 4.1 of the Quarterly Report on
             Form 10-Q of CarrAmerica Realty Corporation for the quarter ended September 30, 1996)
   3.3       Articles Supplementary Relating to Series B Cumulative Redeemable Preferred Stock dated August
             8, 1997 (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of
             CarrAmerica Realty Corporation for the quarter ended June 30, 1997)
   3.4       Articles Supplementary Relating to Series C Cumulative Redeemable Preferred Stock dated
             October 30, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on November 6, 1997)
   3.5       Articles Supplementary Relating to Series D Cumulative Redeemable Preferred Stock dated
             December 17, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on December 19, 1997)
   3.6       Articles of Amendment of Articles of Amendment and Restatement of Articles of Incorporation of
             CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on July 1, 1998)
   3.7       Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3 of the Current Report on Form 8-K of CarrAmerica Realty Corporation
             filed on February 12, 1997)
   3.8       Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation
             (incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q of CarrAmerica
             Realty Corporation for the quarter ended June 30, 1998)
   3.9       (Second) Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty
             Corporation (incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q of
             CarrAmerica Realty Corporation for the quarter ended June 30, 1998)
   5.1  *    Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
   8.1  *    Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
  15.1  *    Letter from KPMG LLP regarding unaudited interim financial information
  23.1  *    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
  23.2  *    Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
  23.3  *    Consent of KPMG LLP, independent public accountants
  24.1  *    Powers of Attorney

----------------------
*  Filed herewith.

Item 17. Undertakings.

I.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs I(1)(i) and I(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, as amended, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on November 16, 2001.

                                 CarrAmerica Realty Corporation,
                                  a Maryland corporation


                                 By:  /s/ Richard F. Katchuk
                                      -----------------------
                                      Richard F. Katchuk
                                      Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


             Signature                                Title                                    Date
             ---------                                -----                                    ----

/s/ Thomas A. Carr                        President, Chief Executive Officer               November 16, 2001
------------------------------------      and Chairman of the Board of
Thomas A. Carr                            Directors (principal executive
                                          officer)

/s/ Richard F. Katchuk                    Chief Financial Officer (principal               November 16, 2001
------------------------------------      financial officer)
Richard F. Katchuk

/s/ Stephen E. Riffee                     Senior Vice President, Controller and            November 16, 2001
------------------------------------      Treasurer (principal accounting
Stephen E. Riffee                         officer)

        *                                 Director                                         November 16, 2001
------------------------------------
C. Ronald Blankenship

        *                                 Director                                         November 16, 2001
------------------------------------
Andrew F. Brimmer

        *                                 Director                                         November 16, 2001
------------------------------------
Oliver T. Carr, Jr.

        *                                 Director                                         November 16, 2001
------------------------------------
A. James Clark

        *                                 Director                                         November 16, 2001
------------------------------------
Timothy Howard

        *                                 Director                                         November 16, 2001
------------------------------------
Caroline S. McBride

        *                                 Director                                         November 16, 2001
------------------------------------
William D. Sanders

        *                                 Director                                         November 16, 2001
------------------------------------
Wesley S. Williams, Jr.


* By:  /s/ Richard F. Katchuk
       ----------------------
       Richard F. Katchuk
       As Attorney-in-Fact
       (See Exhibit 24.1)

                                 EXHIBIT INDEX




Exhibit
Number                                      Description of Exhibit
------                                      ----------------------

   3.1             Articles of Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty
                   Corporation (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of
                   CarrAmerica Realty Corporation for the quarter ended March 31, 1996)
   3.2             Articles Supplementary Relating to Series A Cumulative Convertible Redeemable Preferred Stock
                   dated October 24, 1996 (incorporated by reference to Exhibit 4.1 of the Quarterly Report on
                   Form 10-Q of CarrAmerica Realty Corporation for the quarter ended September 30, 1996)
   3.3             Articles Supplementary Relating to Series B Cumulative Redeemable Preferred Stock dated August
                   8, 1997 (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of
                   CarrAmerica Realty Corporation for the quarter ended June 30, 1997)
   3.4             Articles Supplementary Relating to Series C Cumulative Redeemable Preferred Stock dated
                   October 30, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on November 6, 1997)
   3.5             Articles Supplementary Relating to Series D Cumulative Redeemable Preferred Stock dated
                   December 17, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on December 19, 1997)
   3.6             Articles of Amendment of Articles of Amendment and Restatement of Articles of Incorporation of
                   CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on July 1, 1998)
   3.7             Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3 of the Current Report on Form 8-K of CarrAmerica Realty Corporation
                   filed on February 12, 1997)
   3.8             Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation
                   (incorporated by reference to Exhibit 3.2 of the Quarterly Report on Form 10-Q of CarrAmerica
                   Realty Corporation for the quarter ended June 30, 1998)
   3.9             (Second) Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty
                   Corporation (incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q of
                   CarrAmerica Realty Corporation for the quarter ended June 30, 1998)
   5.1  *          Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
   8.1  *          Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
  15.1  *          Letter from KPMG LLP regarding unaudited interim financial information
  23.1  *          Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
  23.2  *          Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
  23.3  *          Consent of KPMG LLP, independent public accountants
  24.1  *          Powers of Attorney

----------------------
*  Filed herewith.